Exhibit 10.43
OEM SUPPLY AND PURCHASE AGREEMENT
     This OEM Supply and Purchase Agreement (“Agreement”) is made as of March 31, 2005 by and between Nihon Kohden Corporation, a Japanese Corporation with its principal offices at 31-4 Nishiochiai 1-chome, Shinjuku-ku, Tokyo 161-8560 Japan (hereinafter referred to as “NK”), and Cardiac Science Inc., a Delaware Corporation with its principal offices at 1900 Main Street, Irvine, California, USA 92614 (hereinafter referred to as “CSI”) (NK and CSI each being a “Party”, and collectively the “Parties”).
RECITALS
          CSI is a manufacturer of various medical devices including automated external defibrillators (“AEDs”) and certain technology components such as High Voltage Circuit boards and User Interface Circuit Boards used in the manufacture of AEDs which contain CSI proprietary AED technology, including, but not limited to CSI’s RescueReady®, STAR® biphasic and RHYTHMx® analysis software AED referred to collectively as (“Circuit Boards” or “Products”) as defined in Appendix 1 below which, among other things, externally defibrillate a human heart.
          NK develops, manufactures, distributes and sells various medical devices and systems including patient monitoring systems and external defibrillators.
          NK desires, in collaboration and with the assistance of CSI, to develop an AED device that is appropriate for sale to consumers. To achieve this goal, NK desires to purchase certain AED parts referred to herein as (“Parts”) as defined in Appendix A directly from certain other vendors and NK desires to purchase from CSI, and CSI desires to sell to NK, certain Products as defined above and in Appendix 1, and Replacement Electrodes made by CSI for incorporation into an AED device referred to hereafter as (“AED 1x”) to be manufactured by NK for sale under one or more of NK’s trademarks or brand names.
          The AED 1x product containing the CSI Products sold under the NK trademark or brand name will be sold exclusively by NK on a worldwide basis both inside and outside the Japanese domestic market.
          NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and other consideration the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed between the parties as follows:
TERMS AND CONDITIONS
1. GRANT OF RIGHTS
     1.1 License. Subject to the terms of this Agreement, CSI grants to NK the nonassignable and non-transferable right and license to:
          (a) Resell and sub-license the NK-branded AEDs containing the Products to End-Users or to other third parties for sale;
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

          (b) Resell and sub-license the Replacement Electrodes to End-Users or to other third parties for sale.
          (c) Use CSI Marks, if necessary, in connection with the marketing, resale and sublicensing of Products, pursuant to CSI’s prior written approval, such approval not to be unreasonably withheld; and
          (d) Resell and sub-license the Products as provided herein under NK’s own Marks and using NK’s own labeling and packaging; provided, however, that NK maintains all CSI Marks and other proprietary notices contained on the Products.
     1.2 Enforcement. NK shall enforce its obligations under this Agreement with respect to sublicenses granted by NK pursuant to this Agreement and, upon the request of CSI, shall enforce, at NK’s cost, the rights of CSI with respect to any such sublicense and shall cooperate with CSI, at NK’s cost, in any action by CSI to enforce its rights with respect to any such sublicense, including by providing to CSI all information and assistance that CSI considers reasonably useful to pursue such action. NK’s sale, distribution or other transfer of Products to a distributor or a third party for resale to an End-User shall not prevent CSI from enforcing its rights pursuant to this section.
     1.3 Reservation of Rights. Except as expressly provided herein, CSI does not grant to NK any license or Intellectual Property Rights, whether by implication, estoppel or otherwise in and to the Products, CSI Marks and CSI Confidential Information. NK shall not: (a) reverse engineer, decompile, or otherwise tamper with the Products; (b) permit any third party including distributors or End Users to do any of the foregoing.
2. SCOPE OF THE OEM SUPPLY AND PURCHASE AGREEMENT
     2.1 For the term of this Agreement, on the terms and conditions provided herein, CSI agrees to sell and NK agrees to purchase the Products more closely specified in Appendix 1 hereto in such quantities as NK orders from time to time pursuant to Section 3.
     2.2 CSI shall supply to NK Products that conform to the technical specifications defined in Appendix 3 hereto and in accordance with the warranty in Section 9.1.
     2.3 Parties shall cooperate and provide to each other in a timely fashion all information necessary to facilitate the OEM version of the AED 1x.
     2.4 NK agrees to pay CSI for any and all non-recurring engineering (“NRE”) costs and other expenses associated with any modifications to the Products requested by NK including but not limited to any modifications to the internal electronics, software or interfaces of the Products. The Parties will agree in advance as to the nature and the amount of the NRE costs and expenses associated with the aforementioned modifications.
     2.5 For convenient reference, each of the capitalized terms used in this Agreement is defined in Appendix 4.
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

3. TERM AND TERMINATION
     3.1 Duration. This Agreement becomes effective as of the Effective Date and continues in full force and effect, unless sooner terminated as set forth below, until December 31, 2008 (the “Term”), with an automatic one (1) year renewal (the “Renewal Term”) unless either party provides a ninety (90) day prior written notice of its intent not to renew the Agreement.
     3.2 Termination. Either party (the “terminating party”) may immediately terminate this Agreement upon notice to the other in the event that the other party: (a) breaches any material term of this Agreement, including the obligation to pay amounts due under this Agreement and such breach is not cured within thirty (30) days after notice from the terminating party; or (b) immediately upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution
     3.3 Effect of Expiration or Termination. Upon any expiration or termination of this Agreement, the following provisions apply:
          (a) NK will promptly remit to CSI all money due as of the date of expiration or termination; and if CSI terminates this Agreement pursuant to Section 3.2(a), then NK shall reimburse CSI for its actual costs of raw materials and components used to manufacture the Products which CSI has procured in order to supply the Products anticipated by this Agreement, and all work-in-process related to such Products; provided, however, that (i) NK shall only be required to reimburse CSI for such volume of raw materials, components and work-in-process that CSI reasonably determines is unable to utilize for any reasonable period in products other than the Products; and (ii) the amount of any such reimbursement shall be reduced by any refunds that CSI is able to obtain upon making reasonable efforts to return such raw materials and components to the vendors thereof. In the event of termination of this Agreement NK may sell and sublicense the Products existing in its inventory at expiration or termination;
          (b) NK shall have no further right to use CSI’s Marks and shall return all promotional materials that contain CSI Marks to CSI;
          (c) NK promptly shall return to CSI all CSI Confidential Information in NK’s possession. NK shall be entitled to retain, however, copies any data and information that NK may be obligated to retain for Quality Control and warranty purposes and/or the requirements of any government agency or applicable law.
          (d) CSI shall continue to supply Licensed Replacement Electrodes to NK for at its standard published dealer prices under such terms that are mutually agreeable to the parties and NK shall have a right to keep providing sales support for the Product to end users customer after expiration and/or termination of the Agreement.
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

          (e) NK shall not by reason of the termination or expiration of this Agreement in accordance with its terms be liable to CSI for compensation, reimbursement or damages on account of lost prospective profits or anticipated sales, or on account of expenditures, investments, leaves or commitments by CSI or on any other account.
4. NK OBLIGATIONS
     4.1 Applicable Laws.
          (a) NK shall comply with all applicable laws, rules and regulations in all of its activities relating to this Agreement including the U.S. export laws, and to the marketing, sale, lease, license, promotion, distribution, export, import and transfer of the Products, including without limitation, obtaining any and all registrations and licenses required for the operation of NK’s business and the marketing, sale, lease, license, promotion, distribution, export, import and transfer the Products.
          (b) NK shall be solely responsible for and agrees to provide, in connection with the sale, offer to sell, license, lease, import, export, transfer or distribution of Products, such labeling, manuals, or other information as may be required by applicable Japanese Ministry of Health and Welfare (JMHW) approvals and laws, including but not limited to instructions, warning and preventions.
     4.2 Documentation and Models. NK shall provide CSI with one copy of the operations manuals for each AED 1x model sold under NK’s trade name. When a manual is revised, a copy of the revised manual will be provided within 30 days after the revised manual is first issued.
     4.3 Responsibility. NK shall be jointly and severally liable to CSI for the actions and omissions of its officers, employees, agents, directors, representatives, distributors, sub-dealers, End-Users and other sublicenses with respect to performance under any license or sub-license granted or authorized hereunder or related to the subject matter thereof.
5. CSI OBLIGATIONS
     5.1 Supply. CSI shall provide Products to NK pursuant to the terms and conditions specified herein. Notwithstanding the foregoing, CSI shall be relieved of the obligation to supply such Products in the event that any of the following circumstances occurs: (i) a third party claims that any of the Products infringes or misappropriates its intellectual property; and (ii) any product recall involving any of the Products. CSI shall not be required to provide any direct support to End-users unless mutually agreed upon by CSI and NK in writing.
     5.2 Modifications. NK may request modifications to the Products, which would result in a deviation from the description of the Products in the Technical Specifications which is specified in Appendix 3; provided such a request is made at least ninety (90) days prior to the desired effective date of such modification. The parties shall negotiate in good faith any such requested modification, including any related amendments to this Agreement to provide for reimbursement for any non-recurring costs that CSI will incur to effect such modifications and any adjustments to the prices hereunder to reflect any increased costs of manufacturing the
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

Products as a result of such modification. If the parties are unable to agree upon such requested modification and related amendments to this Agreement within such ninety (90) day period, this Agreement and the Document shall continue in effect without change;
     5.3 Development (Software Modification). CSI shall use commercially reasonable efforts to support any mutually agreed upon modifications and deliver Products to NK no later than the end of the second quarter of 2005, pursuant to NK’s purchase order.
     5.4 Bill of Materials and Parts. CSI agrees to provide NK with schematics and a listing of the bill of materials referred to hereafter as (“Parts”) that may be required to complete the manufacture and assembly of the AED 1x. For the sake of clarity and the avoidance of doubt, these Parts do not include the Products as defined in Appendix 1 whose specifications are outlined in Appendix 3. CSI shall provide NK with the cost of Parts, along with the original manufacture’s name, address, contact name and provide authorization to CSI’s vendors to allow NK to procure these Parts at the same transfer price offered to CSI.
     5.5 CSI Product Changes. CSI shall inform NK about any material changes of specification or any other material changes to the Products at least 180 days prior to their implementation. If any proposed modification might affect the performance, quality or functioning of critical components of Products or the approvals, permissions, consents or licenses applicable to them, CSI shall not modify the Products unless NK has given its consent to the modification in writing. If NK gives its consent to the proposed modification, the modified Products shall replace the prior version of the Products and the terms and conditions of this Agreement shall continue to apply. If the modified Products are not acceptable to NK, CSI shall, if feasible, continue to deliver to NK unmodified Products. Concerning the Electrodes, if the modification relates to a change in the gel material, CSI shall provide NK with the modification notice and biocompatibility data at least 180 days prior to the proposed date of shipment of the modified Electrodes.
     5.6 Out of warranty service. With respect to out-of-warranty product returns, CSI shall agree to repair the out of warranty Product for a period of at least seven (7) years from the date of delivery by CSI of the Product. NK shall contact CSI and inform CSI of the relevant information and request a returned goods authorization and upon approval by CSI, CSI shall give a return authorization number within two (2) days from receiving request from NK. As promptly as possible, but not later than ten (10) working days after CSI’s receipt of the defective Products, CSI shall to the extent possible, repair the defective Product. CSI shall provide a report together with any product being returned. Each Party shall bear own shipping costs. Title and risk of loss or damage to the product shall pass to the other party upon delivery to the other party’s carrier. CSI shall apply it standard service rate to out of warranty repairs, unless the cost of repair is estimated to exceed $200. In such cases, NK shall have the right to approve in advance the nature and the amount of the repair costs and expenses associated with the out of warranty Product requiring repairs
     5.7 Product Discontinuation. If CSI plans to discontinue manufacturing of any of the Product from its product line, it shall notify NK about the intended removal in writing at least
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

240 days in advance. CS will make its best commercial effort to provide substitute product if Product, as defined in Appendix 1, is discontinued.
     5.8 Spare Parts. CSI will make best effort to make compatible spare parts available on reasonable commercial terms for a period of at least [*] from the delivery by CSI of the Product in question. NK understands that there may be no spare parts for the Products other than the Products themselves or their replacements. Accordingly, in such cases where spare parts are reasonably required for necessary repair of such Products, CSI shall replace the Product in question with replacements that are reasonably acceptable to NK and on reasonable commercial terms.
     5.9 Applicable Laws and Regulations. CSI shall manufacture the Products in compliance with FDA, ISO 9001, the MDD (the Counsel Directive 93/42/EEC concerning medical devices promulgated by the Counsel of the European Communities as amended) and all other applicable laws and regulations. CSI support and assist NK by providing relevant documentation necessary to seek regulatory clearances and approval for the Products including JMHW, and will assist NK’s efforts to the extent reasonably necessary, in obtaining any regulatory approvals necessary for the use of the Products.
     5.10 CSI Notification. Notification of quality control and assurance from CSI to NK shall be as set forth in Appendix 5. CSI will indemnify and hold NK harmless from and against any and all direct damages sustained as the result of CSI’s failure to provide timely notice of Product failure or defect as detailed in the Appendix 5.
6. ORDERS
Unless expressly otherwise agreed, all sales under this Agreement shall be between CSI as seller and NK as purchaser.
     6.1 NK shall submit to CSI periodic forecasts every month of its anticipated requirement of the Products for the subsequent five (5) month period. The purchase forecasts are not binding on NK. The forecasts shall be provided in good faith. CSI shall notify NK of any inability as a result of causes beyond CSI’s control (i.e. Force Majeure) to supply according to NK’s forecasts no later than four (4) weeks prior to the forecast date of shipment and in such case shall inform NK of the maximum amount it is able to supply and its shipment schedule
     6.2 NK shall order Products from CSI by issuing written purchase orders. Purchase orders (a) for the Products as defined herein High Voltage Boards and User Interface Circuit Boards containing the CSI proprietary technology together shall be issued at least thirty (30) days in advance of the requested shipment date. Purchase orders for Electrodes shall be issued at least fifteen (15) days in advance of requested shipment date.
     6.3 In order to initiate the Agreement, NK shall order the following Circuit Board and quantities from CSI:
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

Item to be ordered	Minimum Opening Order Quantity
Products — High Voltage Boards and User Interface Circuit Boards containing the CSI proprietary technology together	250 (two hundred and fifty)
     6.4 Unless otherwise agreed between the Parties, NK may reschedule in writing, delivery of any Product on purchase orders with CSI within the following guidelines:

Days from Scheduled Shipment Date	Allowed Changes
Products — Circuit Boards [*] days	No changes
Products — Circuit Boards [*] days	[*] percent (plus or minus)
Products — Circuit Boards [*] days	[*] percent (plus or minus)

Days from Scheduled Shipment Date	Allowed Changes
Electrodes [*] days	No changes
Electrodes [*] days	[*] percent (plus or minus)
Electrodes [*] days	[*] percent (plus or minus)
     6.5 Every purchase order given by NK will be deemed to be a separate purchase contract under the terms of this Agreement. Cardiac Science may at its sole discretion refuse to accept or may cancel any outstanding purchase order in the event that any of the following circumstances occurs: (i) CSI determines or a third party claims that any of the Products infringes or misappropriates its intellectual property; and (ii) any product recall or similar corrective action involving any of the Products which is required to be reported under the FDA’s Medical Device Reporting requirements such as 21 CFF Part 803.
7. DELIVERIES
     7.1 Delivery and Shipping. Unless expressly otherwise agreed in writing, all orders shall be delivered by CSI EXW Minnetonka. MN, or some other location of CSI’s choosing, interpreted in accordance with INCOTERMS (2000 Edition). CSI shall use its commercially reasonable efforts to ship the Products with test reports in time for them to arrive by delivery dates agreed upon in compliance with the ordering procedure described herein. CSI shall notify
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

NK of any anticipated delivery problems in advance, but CSI shall not be responsible for any loss or liability suffered by NK as a result of delay in delivery or replacement of any order. NK agrees, however, that for shipments destined to locations outside the U.S., where transit time is expected to take more than one week, the minimum lead time for orders may be appropriately increased by CSI to reasonably account for such additional transit time. Title and risk of loss to Products purchased under this Agreement shall pass to NK upon delivery thereof to the carrier.
     7.2 Packaging. Unless NK specifies otherwise, deliveries of the Products shall be made in CSI’s standard delivery containers, which are reasonably designed to avoid damage during delivery and inventory phases. Delivery shall be made to such address as NK specifies in a purchase order. NK shall pay reasonable costs of any special packaging that it requires.
     7.3 Taxes. Except as expressly stated otherwise, prices set forth herein do not include any existing or future taxes, tariffs, fees, duties, assessments or other charges (other than income taxes assessed on CSI) that may be applicable to the Products supplied to NK pursuant to this Agreement. If such additional sums are required to be withheld, collected, or paid, then CSI shall add them to the price payable by NK.
     7.4 Acceptance upon Shipment. All sales of Products to NK shall be deemed accepted upon shipment by CSI and title to the Products shall pass to NK upon delivery to NK’s carrier.
     7.5 Non-conforming Products. NK shall inspect Products, based on the criteria for incoming inspection which shall be separately and mutually agreed to by CSI and NK, promptly determine if any of the Products are non-conforming. Upon reasonable request, CSI shall provide reasonable assistance to NK in order to determine whether any of the Products are nonconforming. Non-conforming Products may be returned freight prepaid to CSI after receipt of a return authorization number from CSI. Return authorization number shall be issued by CSI within two (2) days from receiving the request from NK. No returns will be accepted without a return authorization number. As promptly as possible, but not later than ten (10) working days after CSI’s receipt of non-conforming Products, CSI shall, at its option and expense, either repair or replace non-conforming Products. CSI shall provide a repair/replacement report together with any goods being returned. Title and risk of loss or damage to the products shall pass to the other party upon delivery to the other party’s carrier. CSI will prepay transportation charges back to NK and shall reimburse NK for any costs of transportation incurred by NK in connection with the return to CSI of properly rejected goods. Other than as permitted in this Section or under the terms of the warranty stated herein, goods may not be returned to CSI.
     7.6 Failure to Pay Duties. NK shall bear all applicable taxes (such as sales, use or similar taxes); all customs, duties, and similar charges; and all personal property taxes assessable on Products after delivery to the carrier at CSI’s plant. In the event of NK’s failure to pay any amounts due CSI within the time herein provided, CSI may, in addition to other remedies available to it, cease acceptance and/or delivery of orders for Products from NK until such time as NK’s payments are current and may thereafter condition acceptance and delivery of future orders on such other or additional payment terms as it shall, in its discretion, determine.
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

     7.7 Inspection. NK may, by itself or through its appointed representative, during regular business hours and following reasonable notice to CSI, inspect CSI’s physical facilities and CSI’s quality control procedures in order to assure compliance with the specifications, quality requirements and other applicable standards. In the event that NK determines that the quality procedures applied by CSI are insufficient as to ensure consistent acceptable quality, NK shall specifically inform CSI thereof and of its recommended corrective measures to be undertaken by CSI. CSI agrees to evaluate such recommendation in good faith. CSI agrees to take all appropriate measures in order to ensure compliance of its sub-suppliers with the foregoing. Any circumstance which might lead to modification or cancellation of CSI’s quality certificate(s) or status as an FDA registered manufacturer in good standing, shall be immediately informed to NK in writing.
8. PRICES AND TERMS OF PAYMENT
     8.1 Prices. The prices for the Products shall be as set forth in Appendix 2 and unless expressly otherwise agreed by the Parties CSI shall sell and NK shall purchase the Products at those prices.
     8.2 Credit. Any credit terms set forth for NK hereunder shall be subject to the condition that open account credit is established and maintained to CSI’s satisfaction and that shipment of any delivery will not cause NK to exceed such credit limit as CSI may from time to time establish. Unless expressly otherwise agreed in writing, payment for all Products shall be made by NK in US dollars by wire transfer within thirty (30) days from the date of arrival of the Products at NK’s premises or such other destination as may have been specified in the purchase order. In addition to all of the other rights and remedies to which CSI shall be entitled, CSI shall be entitled to interest on overdue payments at the rate of twelve (12) per cent per annum or highest rate permitted by the applicable law, whichever is lower. In the event of NK’s failure to pay any amounts due CSI within the time herein provided, CSI may, in addition to other remedies available to it, cease acceptance and/or delivery of orders for Products from NK until such time as NK’s payments are current.
9. CSI REPRESENTATIONS AND WARRANTIES
     9.1 General. CSI’s warranty obligations for the Products supplied by CSI shall be set forth in subsection (a) — (e) below:
          (a) CSI represents and warrants that the Products supplied by CSI shall be in accordance with the specifications and quality requirements specified in this Agreement and for a period of five years (5) after delivery by CSI of each Product to NK, such Product, (i) will function in accordance with the applicable specifications; and (ii) will be free from defects or faults in design workmanship and materials;
          (b) Products as provided by CSI, and as of the Effective Date, are in compliance with all applicable requirements of U.S. and Japanese law or regulation. As stated in Section 13.2 herein, CSI will make its best effort to be in compliance with applicable regulatory requirements of other foreign countries in which the Products may be marketed;
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

          (c) CSI shall maintain quality control procedures in compliance with the requirements of the following quality systems ISO 9001, EN 46001 or ISO 13485, US GMP 21 CFR 820 (“the US GMP”) and the Council Directive 93/42/EEC concerning medical devices promulgated by the Council of the European Communities as amended (“the MDD”). If requested by NK, CSI shall provide NK with appropriate documents evidencing that the Products comply with the essential requirements of the MDD and US GMP product standards. CSI grants NK the right, by itself or through its appointed representative, during regular business hours and following reasonable notice to CSI, to inspect CSI’s physical facilities and CSI’s quality control procedures in order to assure compliance with the specifications, quality requirements and other applicable standards as required by JMHW ordinances. In the event that NK determines that the quality procedures applied by CSI are insufficient as to ensure consistent acceptable quality, NK shall specifically inform CSI thereof and of the reasonable corrective measures recommended to be undertaken by CSI. CSI agrees to consider in good faith any such recommended corrective measures without delay. CSI agrees to take all appropriate measures in order to ensure compliance of its sub-suppliers with the foregoing;
          (d) CSI has good and marketable title, and the right to license or sell the Products free and clear of all liens, security interests and encumbrances;
          (e) CSI has the legal capacity to execute this Agreement and to perform its obligations hereunder; and execution and delivery of this Agreement by CSI and performance of its obligations hereunder shall not violate any applicable U.S. laws.
     9.2 Remedies, (a) If CSI breaches any of its warranties described in Section 9.1, CSI will, in its sole discretion, either: (i) repair or replace the Product under the applicable warranty, or (ii) refund any fees already paid for the non-conforming goods. If CSI decides to repair or replace a Product, NK shall contact CSI and inform CSI of the relevant information and request a returned goods authorization. If CSI gives a returned goods authorization, CSI will bear shipping costs in transit in both directions; provided, however, CSI will only bear CSI’s shipping costs to CSI if NK ships via a carrier designated by NK and directs the carrier bill to CSI. Title and risk of loss or damage to the Product shall pass to the other party upon delivery to the other party’s carrier. CSI shall ship the repaired or replacement Product to NK with repair/replacement report as promptly as possible, but not later than ten (10) working days after CSI’s receipt of the non-confirming Products.
     9.3 Limitations.
          (a) THE EXPRESS WARRANTY PROVIDED IN THIS ARTICLE 9 IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY CSI WITH RESPECT TO THE PRODUCTS, AND CSI GIVES AND MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OTHER THAN THE FOREGOING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE IS GIVEN OR MADE BY CSI OR SHALL ARISE BY OR IN CONNECTION WITH ANY SALE OR PROVISION OF THE PRODUCTS BY CSI OR NK’S USE OR SALE OF THE PRODUCTS OR NK’s AND CSI’s CONDUCT IN
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

RELATION THERETO OR TO EACH OTHER. NO REPRESENTATIVE OF CSI IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR TO MODIFY THE FOREGOING WARRANTY IN ANY WAY. THE REMEDIES SET FORTH IN SUCH EXPRESS WARRANTY ARE THE ONLY REMEDIES AVAILABLE TO ANY PERSON FOR BREACH OF WARRANTY.
          (b) The warranties described in Article 9 do not extend to any Products that have been subject to misuse, neglect or accident; that have been damaged by causes external to the Products, including but not limited to failure of or faulty electrical power; that have been used in violation of CSI’s instructions, inconsistent with the Documentation or outside the scope of the license granted herein; on which the serial number has been removed or made illegible; or that have been modified, disassembled, serviced or reassembled by anyone other than CSI or its authorized agents.
          (c) NK agrees that the warranty, remedies and limitations on liability provided in this Agreement (subject to the limitations thereon) reflect a bargained-for compromise between CSI and NK as to the allocation of risk in this Agreement.
10. NK REPRESENTATION AND WARRANTY
     10.1 General. NK represents and warrants:
          (a) As to Products subject to sublicenses granted by NK, NK shall not provide any representations and warranties to its sublicenses, which exceed in scope the representations and warranties provided by CSI to NK herein.
          (b) NK has the legal capacity to execute this Agreement and perform its obligations hereunder;
          (c) Execution and delivery of this Agreement by NK and performance of its obligations hereunder shall not violate any applicable Japan laws.
11. LIMITATION OF LIABILITY EXCEPT PRODUCT LIABILITY
     IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIABILITY OF CSI FOR ANY CLAIM CONCERNING PERFORMANCE OR NONPERFORMANCE BY CSI PURSUANT TO, OR IN ANY WAY RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, EXCEPT PRODUCT LIABILITY DESCRIBED IN SECTION 12, SHALL BE LIMITED TO THE AMOUNT PAID TO CSI BY NK FOR THE LICENSED CIRCUIT BOARDS OR REPLACEMENT ELECTRODES, AS APPLICABLE, IN ACCORDANCE WITH THIS AGREEMENT AND WITH RESPECT TO WHICH LICENSED CIRCUIT BOARDS OR REPLACEMENT ELECTRODES, AS APPLICABLE, SUCH CLAIM SPECIFICALLY RELATES. IN NO EVENT SHALL CSI BE LIABLE FOR DAMAGES CAUSED BY NK’s OR ANY END-USER’S ACT OR OMISSION.
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

12. PRODUCT LIABILITY
     CSI agrees to indemnify and hold NK harmless from and against any and all losses, claims, damages, costs and expenses, including reasonable attorney’s fees, arising out of or relating to personal injury, illness and/or death if it is established that such damage and/or personal injury resulted from i) defect with respect to design, manufacturer, workmanship or materials of the Product; or ii) failure of the Product, at the time of shipment to NK, to comply with the Technical Specifications which is specified in Appendix 3.
13. REGULATORY REQUIREMENTS, RECALLS
     13.1 The Parties confirm that in relation to the JMHW regulatory approvals or submission that NK shall be regarded as the manufacturer of the Products. The Parties agree to cooperate in order to gain JMHW regulatory approval for the Products.
     13.2 Each Party shall make its best efforts to comply with all applicable laws and regulations of the competent jurisdiction in which NK sells its Products. In particular, each Party shall ensure that the Products as well as their respective activities in relation thereto conform to all legislation, rules, regulations and statutory requirements existing from time to time.
     13.3 If either Party becomes aware of an event where there is reasonable suspicion that the Product contributed to or caused a death or serious injury or an event where a Product has malfunctioned and, if that malfunction occurred again, it could cause death or serious injury. As used herein, “Serious injury” means: Any injury or illness that i) is life threatening, or ii) result in permanent impairment of a body function or permanent damage to a body structure, or iii) necessities medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure. To be reported a direct link with the Product and its possible short -comings should be clearly established. Party shall use its best efforts to give such notice to the other Party orally within 24 hours from the receipt of such complaint or becoming aware of such event and shall use its best efforts to confirm such notice by telefax within 24 hours after giving oral notice.
     13.4 The Parties shall be responsible for reporting under United States reporting requirements such as 21 CFR Part 803, the Japanese Ministry of Health and Welfare and the European Union reporting requirements and under the reporting requirements of any other country as may be applicable. Before submitting a report involving a Product either Party shall use its best efforts to notify the other Party and to obtain any information it may have relating to any incident involving a Product. Copies of such reports shall be sent to the other Party without delay. If JMHW or any governmental authorities require to take any product corrective action (including notification, recall, removal and correction) involving a Product in Japan and NK decides to voluntarily take any product corrective action and in Japan and overseas, NK shall use its best efforts to notify CSI immediately. In case that CSI decides to take any corrective action for any product in overseas which is substantially the same as the Products specified herein and the cause of such corrective action affects the Products sold or distributed by NK, CS shall use its best efforts to notify NK immediately with such cause and NK shall have a right to take corrective action of the Products. If FDA or other authorities contact either Party to inquire about or investigate the Products sold under this Agreement, the contacted Party, unless required to
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

maintain confidentiality by such authorities, shall inform the other Party immediately thereof. The Parties shall co-operate closely to clear any regulatory issues or potential regulatory issues promptly.
     13.5 In the event NK decides to take any product corrective action (including notification, recall, removal and correction) with respect to the Product sold or distributed by NK, regardless of whether such action is initiated to comply with applicable laws or regulations or for other reasons, the Parties agrees that: a) NK shall be the point of contact for purchasers of its Products (whether directly of through its distributors); b) after discussion between the parties, NK will “define the action to be taken” and c)during the course of recall of the Product, CSI shall work with NK to provide replacement Product if required by end users customers to minimize any downtime of replacement Product. In such cases, CSI shall provide NK with efficient quantity of replacement Product as soon as possible for NK’s immediate action to end users customers and d) CSI shall reimburse NK for direct costs of the type set forth below which are in incurred by NK to implement such actions,
     As used herein, “define action to be taken” means;
i)	In the event of any recall of any Product, CSI shall work with NK to provide investigation of scope and root cause of the Product failure, and provide a corrective action plan for any found cause of the Product failure.

ii)	Defining the effectiveness check procedure (to establish the corrective action has been completed).

iii)	CSI shall make every effort to pursue any necessary actions against the Vendor or Supplier responsible for the Product.

iv)	If NK submits a corrective action request that accompanies an end users customer returned Product that requires immediate response, then Seller shall respond with scope of problem evidence of registration and initial plan for root cause analysis within 72 hours of the request.
The type of costs reimbursable under d) above are: mailing, telephone, telefax and printing charges for shipment of the Product to NK back to CSI; and direct labor costs to receive and handle returned Product and to replace the Product to end users customer. In case that it is necessary for NK to confirm that Product is manufactured under appropriate manufacturing and quality control, NK has a right to audit such system.
14. INTELLECTUAL PROPERTY RIGHTS
     14.1 Ownership. Except as expressly provided herein, neither Party grants to the other Party any license or intellectual property right, other by implication, estoppel or otherwise in and to its Products, patents, trademarks, documentation and confidential information. Except in the case of NK’s need to provide authorized service to said Products, NK shall not: (a) reverse engineer, decompile, disassemble or otherwise tamper with the Products; and (b) permit any third party including any of NK’s distributors or end users customers to do any of the foregoing.
     14.2 CSI Trademarks. Subject to NK’s compliance with the terms of this Agreement, CSI grants to NK the non-transferable and non-assignable right to use the trademarks, service
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

marks, trade names, logos or other words or symbols of CSI identifying the Products (the Trademarks”) on NK’s advertising and promotional materials, stationery, signs, labels and packaging in order to convey that NK is manufacturing Products, equipment or devices which incorporate the Products. The Trademarks are and shall remain the exclusive property of CSI, whether or not such ownership is specifically recognized or protected under the laws of the Territory. NK shall acquire no rights to the Trademarks other than those set forth in this Article, and NK hereby assigns and transfers to CSI all rights other than those granted pursuant to this Section that it may acquire in and to the Trademarks, whether by operation of law or otherwise. NK shall comply with CSI’s guidelines for the use of the Trademarks, and shall allow CSI an opportunity to inspect the Products to confirm NK’s compliance herewith.
     14.3 NK Trademarks. CSI shall not use or refer to NK’s name or trademarks in any other form or manner or for any other purpose than what is expressly allowed in this Agreement. All artwork, packages and labels (if any) prepared by CSI in connection with the NK name shall be sent to NK for approval.
     14.4 Infringement. CSI warrants that it is the sole and exclusive owner of, or has valid licenses, with the right to sublicense, the Products, in each case free and clear of any and all liens, claims or encumbrances. CSI represents that (i) it has not been determined to be infringing any patents or other rights with respect to the Products and (ii) no person has asserted that CSI’s manufacture or sale of the Products anywhere in the world infringes any patent or other proprietary right of such person.
     14.5 Notification. NK shall promptly notify CSI of (a) any claims, allegations or notification that NK’s sale, offer to sell, license, lease, importation, export, transfer or distribution of any Product may or will infringe the Intellectual Property Rights of a third party; and (b) any determination, discovery, or notification that any person or entity is infringing or may be infringing the Intellectual Property Rights of CSI.
     14.6 Alteration and Use. NK may not remove or alter any proprietary designs notices or Marks contained in or on the Products, Documentation or related materials. NK may not make any reference or claim about CSI or the Products or use any of CSI marks, which have not been approved or provided by CSI.
15. CONFIDENTIALITY
     15.1 This Agreement and all documents, drawings, manuals and other materials related thereto and transmitted between the Parties, provided that only if it is designated as “Confidential” in writing when communicated, or within thirty (30) days of disclose, if disclosed orally, shall be treated as confidential by the Parties and their employees and such information shall not be disclosed to any third party. Without the other Party’s prior written consent, this Agreement and any other materials treated as confidential hereunder may be disclosed by either parties in compliance with governmental regulations and other corporate reporting requirements; provided that such Party has notified the other Party and cooperated in good faith to take such steps as may be reasonably available to protect the confidentiality of the information contained therein to the extent requested by the other Party and as may be allowable by the applicable law. Confidential Information does not include information that: a)at the time of disclosure is already
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

known to the public, b) becomes generally available to the public after disclosure through no fault on the party, c) Recipient can demonstrate it had rightfully, prior to disclosure to Recipient by the other party, d) Recipient rightfully obtains from a third party having the right to disclose it, or e) is independently developed by recipient without the use of Confidential Information; Each Party shall arrange proper filing for specifications and drawings given by the other Party. Each Party shall nominate a person who shall be in charge of the filing and shall inform this person of the confidentiality requirements of this Agreement. The parties agree to hold all Confidential Information confidential for a period of two (2) years after the expiration and/or termination of the Agreement.
16. CSI INDEMNIFICATION
     16.1 Indemnity. Subject to NK satisfying the conditions of Section 14, CSI shall indemnify and hold NK, its affiliates and their respective directors, officers, employees and representatives harmless from and against any suits, actions, losses, damages and other expenses solely arising out of or in connection with any claim (a) that any authorized use of a Product infringes or violates any Intellectual Property Right or copyright of a third party.
     16.2 Remedies. If NK’s or any End-User’s use of the Products is prevented by an injunction or court order because of any claim of infringement, CSI will, at its expense, and in its sole discretion, use reasonable commercial efforts to: (a) replace or modify the Product, in such a manner so as to maintain its functionality and compatibility, but nonetheless make the Products, as applicable, no longer subject to a claim of infringement; or (b) procure for NK’s or any End-User’s benefit the right to use and resell the Products, as applicable, as provided in this Agreement. If (a) and (b) above are not commercially viable, CSI shall refund to NK all amounts paid therefore by NK and shall terminate the rights granted herein.
     16.3 Exclusion. CSI will have no liability for any claim of indemnity if such claim is based upon: (a) Products that have been modified, disassembled, reassembled, serviced, altered or changed without the express written authorization of CSI; or (b) the combination, operation, or use of the Products with software and/or hardware not supplied by CSI, if such liability would have been avoided in the absence of such combination, operation or use.
     16.4 Entire Liability. This Article 16 states CSI’s entire liability for infringement of any patent or other intellectual rights with respect to the Products
     16.5 Conditions. NK shall promptly notify CSI of (i) any matter for which NK may claim indemnification, (ii) any claim against NK that any Products misappropriate any trade secret or infringe any patent, copyright or other Intellectual Property Right of a third party and (iii) any suit, action or proceeding brought against NK on the basis of any such claims. CSI shall, in its sole discretion, defend or settle any such claim, suit, action or proceeding in any manner and on any terms it shall deem appropriate, and the costs thereof (including any final award of damages) shall be borne entirely by CSI. If CSI elects to defend any such suit, action or proceeding, NK shall provide CSI, at CSI’s expense, with all the needed information, assistance and authority necessary to enable CSI to defend such claim. NK shall not without CSI’s prior written approval itself defend or settle any such suit, action or proceeding.
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

17. NK INDEMNITY
     17.1 General. NK shall indemnify and hold harmless CSI, its affiliates and their respective directors, officers, employees and representatives harmless from any claims, demands, actions, suits, proceedings, judgments, damages, expenses and costs (including reasonable attorneys fees) related to:
          (a) Any of its activities under this Agreement, including any third party assertion that the Products or any component thereof, to the extent they have been modified, disassembled, reassembled, serviced, altered or changed by NK, infringe or misappropriate any patents or copyrights of such third parties;
          (b) Death, injury or damage (including death) to any person or property caused by the Products that have been subject to modification, alteration or change that NK instructed and/or required to CSI.
     17.2 Conditions. CSI shall promptly notify NK of (i) any claim against CSI that Products, which have been modified, disassembled, reassembled, serviced, altered or changed by NK or CSI in accordance to NK’s instruction or requirement, misappropriate any trade secret or infringe any patent, copyright or other intellectual property right of a third party and (ii) any suit, action or proceeding brought against CSI on the basis of any such claims. NK shall, in its sole discretion, defend or settle any such claim, suit, action or proceeding in any manner and on any terms it shall deem appropriate, and the costs thereof (including any final award of damages) shall be borne entirely by NK. If NK elects to defend any such suit, action or proceeding, CSI shall provide NK, at NK’s expense, with all the needed information, assistance and authority necessary to enable NK to defend such claim. CSI shall not without NK’s prior written approval itself defend or settle any such suit, action or proceeding.
18. INSURANCE
     Throughout the term of this Agreement, and for a period of at least three (3) years thereafter, CSI and NK shall each carry a reasonable amount of commercial general liability insurance. Insurance is to be maintained by parties pursuant to the provisions of this Article shall provide for written notice to the other party thirty (30) days in advance of any termination or cancellation of such insurance. Upon the request of either party from time to time during the term hereof, each party shall provide the other with a certificate evidencing such insurance coverage.
19. GENERAL
     19.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement are to be in writing and are deemed to be duly given (a) upon being delivered either personally or by overnight courier with delivery charges prepaid, (b) upon the fifth (5th) day from the date such notice was mailed by certified or registered mail, postage prepaid, receipt requested, or (c) upon being sent by email or telecopy, to the people and addresses set forth below or to such other person or address as either party may
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

specify by notice in writing to the other party. All notices, requests, demands, waivers and communications are received on the date of delivery.
If to CSI:
Cardiac Science, Inc.
1900 Main Street, Suite 700
Irvine, California 92614
Attention: Raymond W. Cohen, Chief Executive Officer
Email: rwcohen@cardiacscience.com
Facsimile: (949) 951-7315
If to NK:
Nihon Kohden Corporation
31-4 Nishiochiai 1 Chome
Shinjuku-ku, Tokyo 161-8560 JAPAN
Attention: Kohei Ono, Corporate Director, General Manager,
                    Engineering Operations
Email: Kohei_Ono@mb2.nkc.co.jp
Facsimile: +81 3 5996 8097
     19.2 Force Majeure. If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of war, civil commotion, embargo, strike or any other act which is beyond the reasonable control of the party affected, then the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent that such prevention, restriction or interference; provided that the party so affected shall use commercially reasonably efforts to avoid and remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.
     19.3 Successors and Assigns. This Agreement inures to the benefit of and is binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, confers on any person other than the parties hereto (or their successors and permitted assigns), any rights, remedies, obligations or liabilities.
     19.4 Entire Agreement. This Agreement (including the Exhibits) is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, oral and written.
     19.5 Assignment. Neither party may assign this Agreement without the prior written approval of the other party.
     19.6 Relations. This Agreement creates no partnership, joint venture, franchise or agency between the parties. Except as expressly set forth in this Agreement, neither party has the right to assume or create, either directly or indirectly, any liability or any obligation of any
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

kind, expressed or implied, in the name of or on behalf of the other party, and neither party shall represent that it has such authority.
     19.7 Waiver. This Agreement may only be waived or amended, if such waiver or amendment is in writing, specifically references this Agreement and is executed by the party to be bound. The waiver by either party of a breach of any provision of this Agreement does not operate as a waiver of any other breach. A party’s failure or delay to exercise any right hereunder does not operate as a waiver.
     19.8 Unenforceability. The illegality, invalidity or unenforceability of any part of this Agreement does not affect the legality, validity or enforceability of the remainder of this Agreement. If any part of this Agreement is found to be illegal, invalid or unenforceable, this Agreement will be given such meaning as would make this Agreement legal, valid, and enforceable in order to give effect to the intent of the parties.
     19.9 Governing Law. This Agreement is governed and construed according to the laws of California, U.S.A. The court of competent jurisdiction shall be the district court of California, U.S.A., if an action is brought by NK, or in Tokyo district court, Japan if an action is brought by CSI.
     19.10 Dispute Resolution. Prior to taking any legal action, the parties shall attempt to resolve any claim or controversy arising out of this Agreement by way of amicable negotiations within a reasonable period not to exceed thirty (30) days after the date of a notice from either party to the other describing such claim or controversy.
     19.11 Irreparable Harm. CSI and NK acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, a material breach or material failure to comply with its confidentiality obligations or license restrictions would cause irreparable harm to other party’s business and that the other party would not have an adequate remedy at law for money damages. Therefore, CSI and NK agrees that NK and CSI is entitled to specific performance and/or injunctive relief without the posting of bond or other security in addition to any other remedy to which it may be entitled hereunder or at law or in equity, in any court of competent jurisdiction against any such breach or noncompliance. All remedies provided for herein are cumulative and the exercise of any particular remedy by NK and CSI and does not limit or preclude the exercise of any other remedy available to it.
     19.12 Survival. Articles and Sections 1, 2.2, 3.2, 3.3, 4.3, 5.6, 5.8, 5.10 9, 10.1, 11, 12, 13, 14, 15, 16, 17 survive any expiration or termination of this Agreement.
     19.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

* * *
IN WITNESS WHEREOF, the Parties have caused this OEM Supply and Purchase Agreement to be executed by their duly authorized representatives.

Nihon Kohden Corporation			Cardiac Science Inc.

By:	/s/ Kohei Ono		By:	/s/ Raymond W. Cohen

	Name:	Kohei Ono		Name:	Raymond W. Cohen
	Title:	Corporate Director		Title:	Chairman & CEO
General Manager
Engineering Operations
APPENDICES:
1.	The Products

2.	Parts (Appendix A)

3.	Prices

4.	Technical Specifications

5.	Definitions

6.	Notification of Quality Control and Assurance from CSI
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

APPENDIX 1
The Products
The Products consist of the following:
One each High Voltage Board and one each User Interface Circuit Board containing the CSI proprietary technology together as a set which contain, among other things, CSI proprietary technology including, but not limited to RescueReady®, STAR® biphasic and RHYTHMx® analysis software. STAR shall include necessary software to produce a either a monophasic defibrillation waveform or a biphasic waveform. Technical specifications of the Circuit Boards are attached hereto as Appendix 3.
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

Appendix A
     Listing of Parts
Other Parts to be purchased by NK directly from CSI vendors. Items are listed for reference only and may be subject to change based on NK specifications:

Label, ID		1		$	[*]
Screw		1		$	[*]
HV capacitor	“per set of	2	”	$	[*]
Internal cable		1		$	[*]
Case bottom		1		$	[*]
RS-232 cover		1		$	[*]
Patch connector keeper		1		$	[*]
Shock button		1		$	[*]
Control panel label		1		$	[*]
NVI label		1		$	[*]
Insulator		1		$	[*]
Foam, capacitor		2		$	[*]
Foam, stop, patient connector		1		$	[*]
Nylon bushing		1		$	[*]
Screw		7		$	[*]
Standoff		2		$	[*]
Insert, shipping box		1		$	[*]
Assy, lid		1		$	[*]
Assy, sonalert		1		$	[*]
Assy, NVI		1		$	[*]
Assy, conn, electrode harness		1		$	[*]
Assy, batt contact		1		$	[*]
Assy, case top		1		$	[*]
Assy, adapter		2		$	[*]
Disk, Insulator, battery		1		$	[*]
Display, LCD		1		$	[*]
Label, HV		1		$	[*]
SERIAL CABLE		1		$	[*]
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

APPENDIX 2: PRICES
The prices for the Circuit Boards and Products during the Term are as follows

Product	Transfer price
High Voltage Board and User Interface Circuit Boards containing the CSI proprietary technology together as a set	$	[*]

High Voltage Board part number 120-2060-002 User Interface Circuit Board part number 120-2080-001

QUANTITY OF 1-999 PCS

High Voltage Boards and User Interface Circuit Boards containing the CSI proprietary technology together as a set	$	[*]

High Voltage Board part number 120-2060-002 User Interface Circuit Board part number 120-2080-001

QUANTITY OF 1,000 PCS OR HIGHER

High Voltage Boards as spare parts — part number 120-2060-002	$	[*]

User Interface Circuit Boards as spare parts — part number 120-2080-001	$	[*]

AED Electrodes	$	[*]

CD for Rescue-Link software as spare parts	$	[*]
Notes:
1.	All prices are in US Dollars (USD).

2.	Once NK’s aggregate purchase quantity reaches [*] or higher during the term of this Agreement, the discounted price of [*] will be immediately applied to any order.

3.	Circuit boards may be ordered with software to produce a monophasic defibrillation waveform or a biphasic waveform.

4.	Product to include 1 each CD containing Rescue-Link software.
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

APPENDIX 3
Technical Specifications (TO BE COMPLETED)
[*]

[*]

APPENDIX 4
Definitions
The following is a listing for convenient reference of terms as defined in this Agreement:
1.	Affiliate means with respect to any specified party, any other legal entity that directly or indirectly controls, is controlled by or is under common control with, such specified party.

2.	CSI means Cardiac Science, Inc.

3.	NK and NKC means the Nihon Kohden Corporation.

4.	Effective Date means the date on which the Parties has signed this Agreement.

5.	Initial Term means the period from the Effective Date until December 31, 2008 unless earlier terminated pursuant to other terms hereof.

6.	AED 1x means an AED device that is appropriate for sale to consumers containing certain components made by CSI for incorporation by NK into an AED device to be manufactured by NK for sale under one or more of NK’s trademarks or brand names.

7.	Products and Circuit Boards and AED Technology Components means products as specified in Appendix 1 that include certain CSI technology components such as High Voltage Circuit boards and User Interface Circuit Boards manufactured by CSI which contain CSI proprietary technology including, but not limited to CSI’s RescueReady®, STAR® biphasic and RHYTHMx® analysis software.

8.	Parts means other miscellaneous parts as defined in Appendix A

9.	MDD means the counsel directive 93/42 EEC concerning medical devices promulgated by the Council of the European Communities as amended.

10.	Party or Parties means NK and CSI individually and collectively as applicable

11.	Renewal Term means successive one-year terms during which this Agreement may be automatically renewed following the Initial Term or any prior Renewal Term.

12.	U.S. GMP means the requirements of U.S. GMP 21 CFR 820.
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”

Appendix 5
Notification of Quality Control and Assurance from CSI
1.	CSI shall, in a timely manner, inform the following of NKC in writing by fax or email:

2.	CSI shall notify NKC if specifications effecting the Products performance, quality and function change, including block diagrams or if there are significant changes in the testing procedures.

3.	CSI SHALL NOTIFY NK IF CSI HAS REASON TO BELIEVE THAT THE PRODUCTS (AS DEFINED IN THIS AGREEMENT) ARE SUSPECTED TO HAVE ANY DEFECTS IN QUALITY OR WORKMANSHIP.

4.	If after the products are supplied to NKC, if there are any mistakes or omissions which shall be corrected, or if there are any other additional items concerning safety which are not described on the operator’s manual, CSI shall inform NKC of them in writing.

5.	If the High Voltage or User Interface circuit boards or material or structure of the Products is improved or changed, CSI shall inform NKC of such changes regardless of the details of notification to JMHW. If parts, related to electrical isolation of applied part from live parts, and creepage distance, air clearance and construction related to dielectric stress are changed, or these parts manufacturers are changed. If dimension and weight are changed more than +/- 5% greater

6.	If any software on the Products is changed or modified is such a way that the automatic charge and/or internal discharge algorithm or arrhythmia detection algorithm is changed, or change that affects input and output or the result of arrhythmia detection program is implemented, CSI shall inform NKC of the differences between changed products and previous products, the purpose or reason of the change, and identify the scope of the change (whether it is applied to products which has already supplied to the customer, or it limits products which will be shipped in the future) and explain the reasons to NKC.

7.	CSI shall inform NKC if any adverse events concerning AED that are reported in a medical congress, or in FDA Enforcement Report. CARDIAC SCIENCE SHALL NOT HOWEVER AUTOMATICALLY NOTIFY NK OF ROUTINE SUBMISSIONS OF MDRS TO THE FDA, NOR SHALL CARDIAC SCIENCE ROUTINELY NOTIFY NK OF PRODUCT COMPLAINTS.
“[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.”